CODE OF ETHICS FOR PRINCIPAL EXECUTIVE

AND SENIOR FINANCIAL OFFICERS

1. Introduction

The KKR Asset-Based Income Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), (the “Fund”) advised by KKR Credit Advisors (US) LLC (the “Adviser”) seeks to foster a climate of and reputation for integrity and professionalism. The Fund’s reputation is a vital business asset. The Fund’s principal executive and senior financial officers (“Covered Officers”) are responsible for conducting the Fund’s business in a manner that demonstrates a commitment to the highest standards of integrity. The Fund’s Covered Officers include the principal executive officer, the principal financial officer, comptroller or principal accounting officer, and any person who performs a similar function. The Fund’s Covered Officers are set forth on Exhibit A, which shall be updated as necessary.

SOX addresses corporate malfeasance and assures investors that the companies in which they invest, including registered investment companies, are accurately and completely disclosing financial information. Under SOX, all public companies (including the Fund) must either have a code of ethics for their Covered Officers, or disclose why they do not. SOX was intended to foster corporate environments which encourage employees to question and report unethical and potentially illegal business practices. The Fund has chosen to adopt this Code of Ethics (the “SOX Code”) to encourage their Covered Officers to act in a manner consistent with the highest principles of ethical conduct.

2. Purposes of the SOX Code

The purposes of this SOX Code are:

•	To promote honest and ethical conduct by the Fund’s Covered Officers, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	To assist the Fund’s Covered Officers in recognizing and avoiding conflicts of interest;

•	To promote full, fair, accurate, timely, and understandable disclosure in reports and documents that the Fund files with, or submit to, the SEC and in other public communications made by the Fund;

•	To promote compliance with applicable laws, rules and regulations;

•	To encourage the prompt internal reporting to an appropriate person of violations of this SOX Code; and

•	To establish accountability for adherence to this SOX Code.

3. Questions about this Code

The Fund’s Chief Compliance Officer designated to oversee compliance with the Fund’s Code of Ethics adopted pursuant to Rule 17j1 under the Investment Company Act shall serve as “Compliance Officer” for the implementation and administration of this SOX Code. All questions about this SOX Code should be directed to the Compliance Officer.

4. Conduct Guidelines

The Fund has adopted the following guidelines under which the Fund’s Covered Officers must perform their official duties and conduct the business affairs of the Fund.

(a)

Ethical and honest conduct is of paramount importance. The Fund’s Covered Officers must act with honesty and integrity and avoid violations of this SOX Code, including the avoidance of actual or apparent conflicts of interest with the Fund in personal and professional relationships.

(b)

Conflicts of interest may arise as a result of material transactions or business or personal relationships to which the Covered Officer may be a party. If an employee or agent is unsure whether a particular fact pattern gives rise to a conflict of interest, or whether a particular transaction or relationship is “material,” such employee or agent should bring the matter to the attention of the Compliance Officer.

(c)

Standards for quality of information shared with service providers of the Fund. The Fund’s Covered Officers must at all times seek to provide information to the Fund’s service providers (adviser, administrator, outside auditor, outside counsel, custodian, etc.) that is accurate, complete, objective, relevant, timely, and understandable.

(d)

Standards for quality of information included in periodic reports. The Fund’s Covered Officers must at all times endeavor to ensure full, fair, timely, accurate, and understandable disclosure in the Fund’s periodic reports.

(e)	Compliance with laws. The Fund’s Covered Officers must comply with the federal securities laws and other laws and rules applicable to the Fund, such as the Internal Revenue Code.

(f)

Standard of care. The Fund’s Covered Officers must at all times act in good faith and with due care, competence and diligence, without knowingly misrepresenting material facts or allowing such Covered Officer’s independent judgment to be subordinated. The Fund’s Covered Officers must conduct the affairs of the Fund in a responsible manner, consistent with this SOX Code.

(g)

Confidentiality of information. The Fund’s Covered Officers must respect and protect the confidentiality of information acquired in the course of their professional duties, except when authorized by the Fund to disclose it or where disclosure is otherwise legally mandated. Covered Officers may not use confidential information acquired in the course of their work for personal advantage.

(h)

Sharing of information and educational standards. The Fund’s Covered Officers should share information with relevant parties to keep them informed of the business affairs of the Fund, as appropriate, and maintain skills important and relevant to the Fund’s needs.

(i)	Promote ethical conduct. The Fund’s Covered Officers should at all times proactively promote ethical behavior among peers in their work environment.

(j)

Standards for recordkeeping. The Fund’s Covered Officers must at all times endeavor to ensure that the Fund’s financial books and records are thoroughly and accurately maintained to the best of their knowledge in a manner consistent with applicable laws and this SOX Code.

5. Waivers of this Code

An employee or agent may request a waiver of a provision of this SOX Code by submitting a request in writing to the Compliance Officer for appropriate review. For example, if a family member works for a service provider that prepares the Fund’s financial statements, an employee or agent may have a potential conflict of interest in reviewing those statements and should seek a waiver of this SOX Code to review the work. The Compliance Officer, an executive officer of the Fund, or another appropriate person (such as a designated Board of Trustees or Audit Committee member), will decide whether to grant a waiver. All waivers of this SOX Code must be disclosed to the shareholders of the Fund to the extent required by SEC rules. A Covered Officer who is also an employee of the Adviser need not seek a waiver solely with respect to such employment.

6. Affirmation of the Code

Upon adoption of the SOX Code, the Fund’s Covered Officers must affirm in writing that, among other things, they have received, read and understand the SOX Code, and quarterly thereafter must reaffirm as to such matters and affirm that they have complied with the requirements of the SOX Code. To the extent necessary, the Fund’s Compliance Officer will provide guidance on the conduct required by this SOX Code and the manner in which violations or suspected violations must be reported and waivers must be requested. A form of the affirmation is attached hereto.

7. Reporting Violations

In the event that a Covered Officer discovers or, in good faith, suspects a violation of this SOX Code, the Covered Officer must immediately report the violation or suspected violation to the Compliance Officer. The Compliance Officer may, in his or her discretion, consult with outside counsel, the Fund’s auditors, another member of the Fund’s senior management or the Board of Trustees in determining how to address the suspected violation. For example, a SOX Code violation may occur when a periodic report or financial statement of the Fund omits a material fact, or is technically accurate but, in the view of the Covered Officer, is written in a way that obscures its meaning.

Covered Officers who report violations or suspected violations in good faith will not be subject to retaliation of any kind. Reported violations will be investigated and addressed promptly and will be treated as confidential to the extent possible.

8. Violations of the Code

Dishonest or unethical conduct or conduct that is illegal will constitute a violation of this SOX Code, regardless of whether this SOX Code specifically refers to such particular conduct. A violation of this SOX Code may result in disciplinary action, up to and including removal as a Covered Officer of the Fund. A variety of laws apply to the Fund and their operations, including the Securities Act of 1933, as amended, 1940 Act, state laws relating to duties owed by the Fund’s officers, and criminal laws. The Fund will determine when and how to report a suspected criminal violation to the appropriate authorities, and will investigate, address and report, as appropriate, non-criminal violations.

Date: March [23], 2023

EXHIBIT A

Christopher Mellia

Thomas Murphy

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